Exhibit 99.1

Noranda Aluminum Holding Corporation Announces Outage

FRANKLIN, Tenn.--(BUSINESS WIRE)--January 29, 2009--As a result of the major winter storm in Southeastern Missouri on January 28, 2009, Noranda’s New Madrid, Missouri smelter facility experienced a power outage. The interruption was managed safely with no on-site incidents recorded. The outage affects approximately 75% of New Madrid’s plant capacity. Based on preliminary information and management’s initial assessment, restoring full capacity may take up to 12 months, with partial capacity phased in during the 12 month period. At this time, the cost of the outage is unknown. Over the next several weeks, we will be assessing the impact on our operations. We will be contacting customers as further information becomes available.

Forward-looking Statements

This press release contains “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment and fluctuating commodity prices. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see "Cautionary Statement Concerning Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Noranda’s Registration Statement on Form S-1, as amended, filed on July 17, 2008, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Noranda's Quarterly Reports on Form 10-Q and other items throughout the Forms 10-Q and Noranda's 2008 Current Reports on Form 8-K.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The company has two businesses. The primary metals business, or upstream, produced approximately 261,000 metric tons of primary aluminum in 2008. The Rolled Products facilities, or downstream business, represent one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P.

CONTACT:
Noranda Aluminum Holding Corporation
Kyle Lorentzen, 615-771-5748
Chief Financial Officer
Kyle.Lorentzen@noralinc.com